Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES RESULTS

FOR THE FIRST QUARTER ENDED MARCH 31, 2015

– Record quarterly daily production of 13,500 Boe per day –

– 30 day rates on three Delaware Basin horizontal wells averaging 1,140 Boe per day  –

– Reduced Q1 LOE to $16.59 per equivalent barrel, well below guidance –

Denver, Colorado – May 11, 2015 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) today reported financial and operating results for the quarter ended March 31, 2015.

Nicholas J. Sutton, Resolute’s Chief Executive Officer, said: “The first quarter of 2015 was notable for many reasons. We increased average daily production to a record quarterly level and significantly reduced lease operating expenses and general and administrative expenses.

“Our legacy assets, Aneth and Hilight fields, have been producing above levels contemplated in our 2015 guidance.  Company-wide we produced an average of 13,500 Boe per day during the quarter as compared to 12,598 in the first quarter 2014 and 13,341 in the fourth quarter of 2014.  First quarter production had only a partial contribution from the three horizontal wells that we completed in Reeves County, Texas.  Two of the wells went on production in early February, the third went on-line late that month and we expect these wells to contribute more in the second quarter when they will have been on production for a full quarter.

“Perhaps equally important in this time of dampened product pricing, we enhanced our liquidity position.  We sold non-core assets in Howard and Martin counties, Texas, for $42 million and worked closely with our banks to secure a borrowing base of $270 million, which includes recognition of the Texas asset sale.  We continue to evaluate additional non-core asset sales in order to reduce leverage and further enhance liquidity.  These efforts, coupled with the strong commodity price hedges we have in place this year and next, position us to withstand lower product prices. We also have the option to draw down an additional $50 million of second lien term debt which, if consummated, would add substantial liquidity. At this stage, we are on track to generate free cash flow in 2015 that we expect to use to reduce our bank debt.

“Through the dedicated effort of our employees across all of our operating areas, we have reduced lease operating expense to $16.59 per Boe from $25.11 per Boe in the first quarter 2014. In addition, cash-based general and administrative expense has decreased by $1.5 million from the same period last year, or to $3.68 per Boe from $5.24 per Boe.

“Capital spending for the quarter was $22.1 million of our $45–$50 million budget for 2015, reflecting costs for the three horizontal completions in Reeves County.  We plan to allocate the majority of our remaining 2015 capital spending to the purchase of CO2 for our ongoing enhanced oil recovery project and to implement electrical power upgrades in Aneth Field, as well as for field activities across all of our areas of production.  Although not contemplated in our plan and guidance, our development opportunities, particularly in the Permian Basin, remain robustly economic, even at today’s strip pricing.  We have received draft proposals from financial and industry investors that could help us expand our capital budget and accelerate development drilling on our inventory of more than 350 net horizontal drilling locations in our Permian Basin and Powder River Basin assets.  We are in the early stages of evaluating these opportunities.

“It is important to note that the effect of meaningful reductions in lease operating expense, general and administrative expense and capital costs don’t just have an impact on current cash flow.  These improvements reflect operational efficiencies, many of which are sustainable over the long run, that also dramatically influence our reserves analysis, the present value of our oil and gas assets, and through that, our borrowing base.

“The decline in oil prices from $107.43 per barrel in June 2014 to $43.46 per barrel in March 2015 has presented challenges for our entire industry.  However, many of our employees have long careers in the oil and gas business, and that experience allows them to understand how to manage through low points in the product price cycle.  The formula is relatively straightforward: lower controllable costs, maintain production, increase liquidity, reduce spending to minimal levels and look for the opportunities the market presents.  Our team believes adhering to this formula is the best way to benefit our shareholders and employees.  Thank you for your support and interest in Resolute Energy.”

Operations Update

Permian Basin

Our Permian Basin assets are performing to expectation. The Permian Basin Business Unit continued its cost reduction efforts during 2014, and with the decline in product prices these efforts intensified, leading to significant savings in all facets of the business.  We have seen decreases in lease operating expense (“LOE”) of 36 percent year over year and fifteen percent sequentially, and lease operating expenses are below our forecast.

The three Wolfcamp B horizontal tests completed in Reeves County during the first quarter of 2015 now have sufficient production history to support 30-day peak production rates.  The Great Divide 1402BR recorded a peak 30-day rate of 911 barrels of oil equivalent (“Boe”) per day, of which 52 percent was oil, from a 5,200 foot lateral section; the Harpoon 1401BH well posted a 1,275 Boe per day 30-day peak rate (37 percent oil) from a 7,600 foot lateral section; and the Queen City 302BH well, a 7,570 foot lateral and the last well completed in February 2015, has posted a 30-day peak production rate of 1,235 Boe per day (46 percent oil).  These three wells are matching or exceeding the type curve and continue to flow back with good pressures.

Aneth Field

In Aneth Field the focus has been on improving efficiencies and reducing operating costs.  This has resulted in a 32 percent reduction in LOE per Boe from $27.68 per Boe in first quarter 2014 to $18.88 per Boe in first quarter 2015, and also a 26 percent reduction from the previous quarter.  This equates to an LOE savings of $4.5 million from a year ago, and $4.2 million from last quarter.  These reductions were achieved by optimizing costs paid to service and supply vendors, minimizing tasks traditionally done by contractors and prioritizing well work in light of individual well profitability.

Notwithstanding the reductions in LOE and limited capital spending, Aneth Field net production for this quarter was approximately 6,400 Boe per day, which was consistent with the previous quarter and four percent higher than the same quarter a year ago.  Production is enhanced by continued CO2 performance in the Aneth Unit, minimal declines in the McElmo Creek and Ratherford units and increased gas sales.

Sixty percent of the Aneth Field capital budget will be spent on the purchase of CO2, the cost of which is indexed to oil price.  The remainder will be used for electrical power upgrades and for well and facility work that should improve operating efficiencies.  Electrical power is the lifeblood of Aneth Field and receives a great deal of our attention.  In January, an upgrade to the electrical power supply to the field was completed by our utility power supplier, increasing our power availability by approximately 55 percent.

Hilight Field

First quarter activity focused on reducing operating costs and enhancing production from our legacy Muddy formation vertical wells. Net production for first quarter was 1,725 Boe per day and operating costs declined approximately fifteen percent from the preceding quarter.  We continued to optimize production from our three horizontal Turner wells, the Castle 3-21TH, the Grand 7-14TH and the Castle 13-41TH and, as noted previously, we have identified 45 additional Turner drilling locations on our Hilight Field acreage. We continue to build a permit inventory so that we can quickly start a full-time drilling program when appropriate. Throughout the basin, industry players have been actively testing several other formations, and preliminary evaluation of sidewall cores and logs taken from our recently drilled wells indicate opportunities in several shallower zones. Based on current knowledge we believe we have more than 30 potential Parkman horizontal locations to complement our inventory of Turner locations. Additionally, our analysis and integration of 3-D seismic and well log data has allowed us to identify several Minnelusa prospects to add to the existing opportunity set in Hilight Field.

First Quarter Comparative Results

Resolute recorded a net loss of $208.2 million, or $(2.80) per share, on revenue of $41.1 million during the three months ended March 31, 2015.  The 2015 net loss included a non-cash impairment charge of $220 million.  This compares to a net loss of $3.5 million, or $(0.05) per share, on revenue of $90.9 million during the three months ended March 31, 2014.

First Quarter 2015 Results Compared to First Quarter 2014 Results

	Three Months Ended March 31,
	2015	2014
	($ thousands, except per-Boe amounts)
Production (MBoe):
Aneth	576	555
Permian	484	413
Wyoming	155	162
Total production (current operations)	1,215	1,130
North Dakota[1]	—	4
Total production	1,215	1,134

Daily rate (Boe)	13,500	12,598

Revenue per Boe (excluding commodity derivative settlements)	$33.86	$80.15
Revenue per Boe (including commodity derivative settlements)	$53.77	$75.96

Revenue	$41,133	$90,878
Commodity derivative settlements	24,190	(4,750)
Revenue, net of derivative settlements	65,323	86,128

Operating expenses:
Lease operating expense	$20,356	$28,654
Production and ad valorem taxes	5,890	10,598
Depletion, depreciation, amortization and asset retirement obligation accretion	31,912	31,908
Impairment of proved oil and gas properties	220,000	—
General and administrative expense	7,311	8,643

Net loss	$(208,222)	$(3,548)

Adjusted EBITDA	$34,806	$41,124

1 North Dakota properties were disposed of in March 2014.

Adjusted EBITDA (a non-GAAP measure): During the first quarter of 2015 Resolute generated $34.8 million of Adjusted EBITDA, or $28.65 per Boe, a fifteen percent decrease from the prior year period during which Resolute generated $41.1 million of Adjusted EBITDA, or $36.27 per Boe. The decrease in Adjusted EBITDA resulted primarily from decreased commodity pricing ($33.86 per Boe in 2015 compared to $80.15 per Boe in 2014) offset by commodity derivative settlement gains, cost reductions in lease operating expense and increased production.

Production:  Production for the quarter ended March 31, 2015, increased seven percent to 1,215 MBoe, or 13,500 Boe per day, as compared to 1,134 MBoe, or 12,598 Boe per day, during the first quarter of 2014.

In March 2014, the Company sold its remaining North Dakota properties.  Pro forma for the sale of the North Dakota properties, production for the quarter ended March 31, 2015, increased eight percent, to 1,215 MBoe, or 13,500 Boe per day, as compared to 1,130 MBoe, or 12,553 Boe per day, during the prior year comparable period.

First quarter 2015 production from the Company’s Aneth Field properties increased four percent to 6,395 Boe per day as compared to the 6,169 Boe per day produced in the first quarter of 2014, and remained consistent with the 6,395 Boe per day produced during the fourth quarter of 2014.  The increase from the comparable prior year period is attributable to increased response from tertiary recovery techniques.

Production from the Company’s Permian Basin properties increased seventeen percent to 5,380 Boe per day, as compared to the 4,589 Boe per day produced in the first quarter of 2014, and increased seven percent from the 5,039 Boe per day produced during the fourth quarter of 2014.  The increase from the comparable prior year period was attributable to the Company’s drilling and completion activity in the area.

Wyoming production during the first quarter decreased four percent to 1,725 Boe per day from the 1,795 Boe per day produced in the first quarter of 2014, and decreased ten percent from the 1,907 Boe per day produced during fourth quarter of 2014.  The decrease in production from the prior year periods is the result of natural production declines, unplanned well work and temporary shut-downs due to plant maintenance by the third party gatherer and processor of our gas production.

Revenue:  During the first quarter of 2015 Resolute realized a 24 percent decrease in adjusted revenue (revenue net of commodity derivative settlements) as compared to the prior year quarter due to decreased commodity prices offset by derivative settlement gains and increased production.  Total adjusted revenue for the quarter was $65.3 million, including the effect of commodity derivative settlement gains of $24.2 million.  During the first quarter of 2014 Resolute had total adjusted revenue of $86.1 million, including commodity derivative settlement losses of $4.8 million.

Operating Expenses:  For the first quarter of 2015, total LOE decreased 29 percent to $20.4 million, or $16.75 per Boe, as compared to first quarter 2014 LOE of $28.7 million, or $25.27 per Boe. Excluding share-based compensation, total LOE per Boe decreased 34 percent to $16.59 per Boe, as compared to first quarter 2014 LOE per Boe of $25.11 per Boe.  The decrease was mainly attributable to operational efficiencies and targeted cost reductions. Sequentially, LOE decreased 22 percent from $26.1 million, or $21.30 per Boe.  Total production taxes decreased by $4.7 million, or 44 percent, to $5.9 million (fourteen percent of revenue) from $10.6 million in 2014 (twelve percent of revenue). Production taxes also decreased on a Boe basis to $4.85 per Boe in 2015 from $9.35 per Boe in 2014 due to decreased revenue from oil and gas activities, which resulted from lower product prices.

For the first quarter of 2015, depletion, depreciation, amortization and accretion expenses remained relatively unchanged at $31.9 million as compared to the first quarter of 2014.  However, depletion, depreciation, amortization and accretion expenses decreased on a Boe basis to $26.27 per Boe in 2015 from $28.14 per Boe in 2014 due to a decrease in the depletion, depreciation and amortization rate.  This decrease resulted from a comparatively greater increase in reserves versus the increase in future development costs included in the 2015 amortization base, offset by a seven percent increase in 2015 production.

Pursuant to full cost accounting rules, we perform a ceiling test each quarter on our proved oil and gas assets.  We recorded a $220 million non-cash impairment of the carrying value of our proved oil and gas properties at March 31, 2015, as a result of the ceiling test limitation.  No impairment was recorded at March 31, 2014.

General and Administrative Expense:  Resolute incurred cash-based general and administrative expense for the first quarter of 2015 of $4.5 million or $3.68 per Boe in 2015, compared to $5.9 million, or $5.24 per Boe in the comparable 2014 period.  Share-based compensation expense, a non-cash item, represented $2.8 million for the first quarter of 2015 and $2.7 million for the first quarter of 2014.  Including non-cash expenses, Resolute incurred general and administrative expense for the first quarter of 2015 of $7.3 million as compared to general and administrative expense of $8.6 million during the comparable period in 2014. The decrease is mostly attributable to targeted cost reductions associated with salaries, wages and burdens.

Capital Expenditures:  During the quarter ended March 31, 2015, Resolute incurred oil and gas related capital expenditures of approximately $22.1 million, net of divestitures of $0.5 million and excluding capitalized interest of $4.5 million. These capital investments were directed principally toward completion projects in the Permian Basin and the Company’s ongoing tertiary recovery projects in Aneth Field.

Liquidity and Capital Resources: Outstanding indebtedness at March 31, 2015, consisted of $240 million in revolving credit facility debt, $149.6 million of the second lien term loan and $400 million of senior notes.  As of March 31, 2015, our revolving credit facility had a borrowing base of $330 million.  Subsequently, we entered into the Twelfth Amendment to Amended and Restated Revolving Credit Facility.  In connection with the Twelfth Amendment, the borrowing base was set at $275 million effective April 15, 2015, and other amendments were made, including the provision for the sale of the oil and gas properties in Howard and Martin counties, Texas (which are covered by the Purchase and Sale Agreement executed on March 27, 2015), subject to a $5 million automatic reduction in the borrowing base upon the closing of such sale.  The property sale closed on May 1, 2015, and our current borrowing base is $270 million.

RESOLUTE ENERGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
Revenue:
Oil	$36,344	$80,605
Gas	3,814	7,986
Natural gas liquids	975	2,287
Total revenue	41,133	90,878
Operating expenses:
Lease operating	20,356	28,654
Production and ad valorem taxes	5,890	10,598
Depletion, depreciation, amortization, and asset retirement obligation accretion	31,912	31,908
Impairment of proved oil and gas properties	220,000	—
General and administrative	7,311	8,643
Total operating expenses	285,469	79,803
Income (loss) from operations	(244,336)	11,075
Other income (expense):
Interest expense, net	(11,156)	(7,796)
Commodity derivative instruments gain (loss)	24,910	(7,934)
Other income	6	1
Total other income (expense)	13,760	(15,729)
Loss before income taxes	(230,576)	(4,654)
Income tax benefit	22,354	1,106
Net loss	$(208,222)	$(3,548)
Net loss per common share:
Basic and diluted	$(2.80)	$(0.05)
Weighted average common shares outstanding:
Basic and diluted	74,284	73,540

Reconciliation of Net Income (Loss) to Adjusted EBITDA

In this press release, the term “Adjusted EBITDA” is used.  Adjusted EBITDA is a non-GAAP financial measure and is equivalent to earnings before interest, income taxes, depreciation, depletion, amortization and accretion expenses, stock-based compensation, mark-to-market commodity derivative gain (loss), gains and losses on the sale of assets, change in derivative fair value and ceiling write-down of oil and gas properties.  Resolute’s management believes Adjusted EBITDA is an important financial measurement tool that facilitates comparison of our operating performance, and provides information about the Company’s ability to service or incur indebtedness and pay for its capital expenditures.  This information differs from measures of performance determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.  This measure is not necessarily indicative of operating profit or cash flow from operating activities as determined under GAAP and may not be equivalent to similarly titled measures of other companies.  The table below reconciles Resolute’s net income (loss) to Adjusted EBITDA.

	Three Months Ended March 31,
	2015	2014
	($ in thousands)
Net loss	$(208,222)	$(3,548)
Adjustments:
Interest expense, net	11,156	7,796
Income tax benefit	(22,354)	(1,106)
Depletion, depreciation, amortization and asset retirement obligation accretion	31,912	31,908
Impairment of proved oil and gas properties	220,000	—
Stock-based compensation	3,034	2,890
Mark-to-market gain (loss)	(720)	3,184
Total adjustments	243,028	44,672
Adjusted EBITDA	$34,806	$41,124

Earnings Call Information

Resolute will host an investor call on May 12, 2015, at 4:30 PM ET. To participate in the call please dial (800) 349-0084 from the United States, or (855) 669-9657 from Canada or (412) 902-4284 from outside the U.S. and Canada. The conference call I.D. number is 10063987.  Participants should dial in five to ten minutes before the scheduled time and must be on a touch-tone telephone to ask questions.

A replay of the call will be available through May 19, 2015, by dialing (877) 870-5176 from the U.S., or (858) 384-5517 from outside the U.S.  The conference call I.D. number is 10063987.

Cautionary Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as

“expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,”

“will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements.  Such forward looking statements include statements regarding our production and cost guidance for 2015; anticipated capital expenditures in 2015 and the sources of such funding; anticipated lease operating expenses and general and administrative expenses (including any improvement thereof); our financial condition and management of the Company in the current commodity price environment; future financial and operating results; liquidity and availability of capital including projections of free cash flow and our intention to draw down additional second lien debt; future production, reserve growth and decline rates; estimates of original oil in place, resource potential, production rates, decline rates and estimated ultimate recoveries of oil and gas (EUR); our intention to evaluate and pursue delevering and liquidity enhancing transactions, including joint ventures and non-core asset sales; our plans and expectations regarding our development activities including drilling, deepening, recompleting, fracing and refracing wells, the number of such potential projects, locations and productive intervals, the anticipated timing, cost and rate of return of such activities, and the EURs and resource potential of such projects; and the prospectivity of our properties and acreage.  Forward-looking statements in this press release include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release.  Such risk factors include, among others:  currently depressed commodity prices; the volatility of oil and gas prices including the price realized by Resolute for the oil and gas it sells; inaccuracy in reserve estimates and expected production rates; potential write downs of the carrying value and volumes of reserves as a result of low commodity prices; the discovery, estimation, development and replacement by Resolute of oil and gas reserves and the risks associated with the potential writedown of reserves; the future cash flow, liquidity and financial position of Resolute; Resolute’s level of indebtedness and our ability to fulfill our obligations under the senior notes, our credit facility, our second lien facility and any additional indebtedness that we may incur; potential borrowing base reductions under our credit facility; the success of the business and financial strategy, hedging strategies and plans of Resolute; the amount, nature and timing of capital expenditures of Resolute, including future development costs; the availability of additional capital and financing, including the capital needed to pursue our drilling and development plans for our properties, on terms acceptable to us or at all; the effectiveness of Resolute’s CO2 flood program; uncertainty surrounding timing of identifying drilling locations and necessary capital to drill such locations; the potential for downspacing, infill or multi-lateral drilling in the Permian Basin or obstacles thereto; the timing of issuance of permits and rights of way; the timing and amount of future production of oil and gas; availability of drilling, completion and production personnel, supplies and equipment; the completion and success of exploratory drilling on our properties; potential delays in the completion, commissioning and optimization schedule of Resolute’s facilities construction projects or any potential breakdown of such facilities; operating costs and other expenses of Resolute; the success of prospect development and property acquisition of Resolute; timing of installation of gathering and processing infrastructure in new areas of development, including Resolute’s dependence on third parties for such items; the success of Resolute in marketing oil and gas; competition in the oil and gas industry; the impact of weather and the occurrence of disasters, such as fires, floods and other events and natural disasters; environmental liabilities; anticipated supply of CO2, which is currently sourced exclusively under a contract with Kinder Morgan CO2 Company, L.P.; potential delays in the upgrade of third-party electrical infrastructure serving Aneth Field and potential power supply limitations; operational problems or uninsured or underinsured losses affecting Resolute’s operations or financial results; government regulation and taxation of the oil and gas industry, including the potential for increased regulation of underground injection and fracing operations; risks and uncertainties associated with horizontal drilling and completion techniques; the availability of water and our ability to adequately treat and dispose of water after drilling and completing wells; changes in derivatives regulation; developments in oil-producing and gas-producing countries; Resolute’s relationship with the Navajo Nation and the local communities in the areas in which Resolute operates; and the success of strategic plans, expectations and objectives for future operations of Resolute.  Actual results may differ materially from those contained in the forward looking statements in this press release.  Resolute undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  You are encouraged to review “Cautionary Note Regarding Forward Looking Statements” and “Item 1A - Risk Factors” and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2014, and subsequent filings with the Securities and Exchange Commission for further information on risks and uncertainties that could affect the

Company’s businesses, financial condition and results of operations.  All forward-looking statements are qualified in their entirety by this cautionary statement.  Finally, production rates, including 24 hour IP rates and 30 day rates, for both our wells and for those wells that are located near to our properties are limited data points in each well’s productive history.  Also, different operators have different operating philosophies, particularly early in the life of a well.  As a result, these metrics may not be comparable nor indicative or predictive of future production rates, EUR or economic rates of return from such wells and should not be relied upon for such purpose.  You are urged to consider closely the disclosure in Resolute’s Annual Report on Form 10- K filed on March 5, 2015, in particular the factors described under “Risk Factors.”

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition, exploration, exploitation and development of oil and gas properties, with a particular emphasis on liquids focused, long-lived onshore U.S. opportunities. Resolute’s producing properties are located in the Paradox Basin in Utah, the Permian Basin in Texas and New Mexico and the Powder River Basin in Wyoming. The Company also owns exploration properties in the Permian Basin of Texas and the Big Horn and Powder River Basins of Wyoming.

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600

hbjuengling@resoluteenergy.com